THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN
OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED APRIL 6, 1999 AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THAT THE OFFER BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER BY ONE OR MORE REGISTERED BROKERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

NOTICE OF OFFER TO PURCHASE FIFTY ONE PERCENT OF THE OUTSTANDING COMMON STOCK OF
            RIDE, INC. BY MINOTAUR CAPITAL, INC. FOR $1.25 PER SHARE

Minotaur Capital, Inc., a Florida corporation ("Purchaser") is offering to purchase fifty one percent of the outstanding shares of common stock, no par value ("Common Stock"), of RIDE, Inc., a Washington corporation (the "Company"), at a price of $1.25 per Share, net to the seller in cash, without interest thereon and payable by a balloon note on the one year anniversary of the expiration date of the tender offer(the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 6, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer" and which are incorporated herein by reference).

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON April 30, 1999, UNLESS THE OFFER IS EXTENDED.

     The purpose of the Offer is to acquire or influence control of the business of the subject company.

     For purposes of the Offer, Purchaser will be deemed to have accepted for Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on April 30, 1999 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after June 4, 1999. In the event of an over subscription, securities will be accepted on a pro rata basis until April 30, 1999 and any securities not purchased by May 15, 1999 will be returned.

The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal, and other Offer materials, may be directed over the internet to FeingoldKam@hotmail.com or (561)630-6727, attention David J. Feingold.